                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTIONS 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 1, 2001

                    Commission File Number __ _

                             NOVELLUS SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

               CALIFORNIA                               77-0024666
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation of organization)                 Identification No.)


               4000 NORTH FIRST STREET SAN JOSE, CALIFORNIA 95134
           (Address of principal executive offices including Zip Code)

                                 (408) 943-9700
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

                              NOVELLUS SYSTEMS, INC

                          FORM 8-K DATED JUNE 1, 2001

                                      INDEX


      Item 5:  Other Events                                                                  3

      Item 7: Financial Statements and Exhibits                                              3

      Quantitative and Qualitative Disclosures About Market Risk                            12

      Consolidated Statements of Operations - Years Ended December 31, 2000, 1999
      and 1998                                                                              14

      Consolidated Balance Sheets at December 31, 2000 and 1999                             15

      Consolidated Statements of Cash Flows - Years Ended December 31, 2000, 1999
      and 1998                                                                              16

      Consolidated Statement of Shareholders' Equity - Years Ended December 31, 2000,
      1999 and 1998                                                                         17

      Notes to Financial Statements                                                         18

      Report of Ernst & Young LLP, Independent Auditors                                     38

      Schedule II - Valuation and Qualifying Accounts                                       39

      Exhibits                                                                              40

     Signatures                                                                             41

ITEM 5. OTHER EVENTS

Novellus System, Inc. ("the Company" ) has included herein the consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements give retroactive effect to the merger of the Company and GaSonics International Corp. ("GaSonics") on January 10, 2001, which transaction has been accounted for as a pooling of interests.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Included in this Item 7 with respect to the consolidated financial statements of the Company are Selected Financial Data at page 4, Management's Discussion and Analysis of Financial Condition and Results of Operations at page 5, Quantitative and Qualitative Disclosure About Market Risk at page 12, Financial Statements and Supplementary Data and Notes thereto at page 14 and Schedule II-Valuation and Qualifying Accounts at page 39.

SELECTED FINANCIAL DATA

The following selected financial data of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, which follows this selected data. The following selected financial data of the Company includes the operating results and financial data of the Company and GaSonics International Corporation for all periods. The Company merged with GaSonics International Corporation on January 10, 2001, in a transaction accounted for as a pooling of interests.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31,                                      2000              1999          1998          1997            1996
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales                                               $   1,319,486       $ 657,021     $ 619,208     $ 655,260        $ 588,779
Gross profit                                                  730,893         351,839       330,774       354,913          335,470
Income (loss) before cumulative effect
of change in accounting principle                             239,168(5)       68,707        47,115       (92,657)(1)      102,959
Cumulative effect of change in accounting
principle                                                     (89,788)             --            --            --               --
Net income (loss)                                       $     149,380       $  68,707     $  47,115     $ (92,657)       $ 102,959
Per common share:
Income (loss) before cumulative effect of
change in accounting principle(2)
        Basic                                           $        1.76(5)    $    0.56     $    0.43     $   (0.87)       $    1.00
        Diluted                                         $        1.66(5)    $    0.54     $    0.42     $   (0.87)       $    0.97
Cumulative effect of change in accounting
principle, net of tax(2)
        Basic                                           $       (0.66)             --            --            --               --
        Diluted                                         $       (0.62)             --            --            --               --
Net income (loss)(2)
        Basic                                           $        1.10       $    0.56     $    0.43     $   (0.87)       $    1.00
        Diluted                                         $        1.04       $    0.54     $    0.42     $   (0.87)       $    0.97
Shares used in basic per share calculations(2)                135,728         122,261       109,406       106,860          103,399
Shares used in diluted per share calculations(2)              143,654         127,826       112,437       106,860(3)       106,198

Pro forma amounts with the change in accounting
principle related to revenue recognition applied
retroactively:
(unaudited)(4)
        Net revenues                                    $   1,319,486       $ 582,397             *             *                *
        Net income                                            239,168(5)       39,550             *             *                *
        Net income per share:
                Basic                                   $        1.76(5)    $    0.32             *             *                *
                Diluted                                 $        1.66(5)    $    0.31             *             *                *


DECEMBER 31,                                                 2000             1999           1998          1997             1996
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents,
 and short-term investments                             $   1,219,664      $  413,014     $ 163,156     $ 122,973        $ 202,577
Working capital                                             1,410,836         646,063       344,908       283,159          340,858
Total assets                                                2,205,474       1,000,352       649,155       597,682          556,217
Long-term obligations                                              --              --        65,223        65,401              552
Shareholders' equity                                        1,641,475         837,537       450,873       380,194          446,334

*      Data is not available to provide pro forma information for these years.

(1) The Company's reported loss of $92.7 million or $0.87 per share for the year ended December 31, 1997 includes pre-tax one-time charges totaling $238.1 million, consisting of $133.5 million in connection with the acquisition of TFS, a write-off of $20.6 million in connection with outstanding accounts receivable from Submicron Technology, Inc. and charges totaling $84.0 million in connection with the May 4, 1997 settlement of the TEOS patent litigation.

(2) The earnings (loss) per share amounts and shares used have been adjusted to reflect the Company's two-for-one stock split, effective October 1997 and the Company's three-for-one stock split, effective January 15, 2000.

(3) Excludes common stock equivalents as they are antidilutive to the loss per share for the year.

(4) The Company recorded a non-cash charge of $89.8 million, after reduction for income taxes of $48.6 million, or $0.62 per diluted share, to reflect the cumulative effect of the accounting change as of January 1, 2000 related to the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

(5) Net income for the year ended December 31, 2000 includes a non-operating after tax charge of $6.0 million for in-process research and development associated with the acquisition of Gamma Precision Technology or $0.04 per basic and diluted share.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Novellus manufactures, markets and services advanced systems used to deposit thin conductive and insulating films on semiconductor devices, as well as equipment for preparing the device surface for these deposition processes. Demand for the Company's systems and equipment can vary significantly from period to period as a result of various factors, including but not limited to, downturns in the semiconductor industry, supply and demand for semiconductor devices and substantial competition in the semiconductor industry among suppliers of similar products. For these and other reasons, Novellus' results of operations for fiscal 2000, 1999 and 1998 (which include results of operations for GaSonics International Corporation) may not necessarily be indicative of future operating results.

As more fully described in Note 2, Novellus merged with GaSonics International Corporation (GaSonics), a developer and supplier of photoresist and residue removal technologies on January 10, 2001 in a pooling of interests transaction. The consolidated financial statements for fiscal years 2000, 1999, and 1998 have been restated to include the financial position, results of operations and cash flows of GaSonics. Because of differing year ends, financial information relating to Novellus' fiscal years ended December 31, 2000, 1999 and 1998 has been combined with financial information relating to GaSonics' fiscal years ended September 30, 2000, 1999, and 1998, respectively. GaSonics' net income for the three months ended December 31, 2000 was not combined with Novellus' net income, but rather will be included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 2001. Revenue and net income of GaSonics for the three-month period ended December 31, 2000, which is excluded in the accompanying financial statements, was $47.7 million and $0.9 million, respectively. There were no transactions between GaSonics and the Company prior to the combination.

Net Sales
Net sales were $1,319.5 million, $657.0 million, and $619.2 million in 2000, 1999, and 1998, respectively. Net sales of $1,319.5 million in 2000 reflect the Company's adoption of SAB 101, discussed below in "Recent Accounting Pronouncements." The increase of approximately 101% from 1999 is attributable to the increase in net sales across all product lines as the semiconductor industry increased purchases related to both capacity and technology. The increase of approximately 6% in 1999 compared to 1998 reflected the strengthening of the semiconductor industry, as the industry was in the early stages of a broad-based recovery. The increase in sales in 1999 compared to 1998 is attributable to semiconductor manufacturers' need for additional capacity and new technology. The Company's CVD equipment showed strong sales primarily as a result of increasing demand for its Concept Two products offset by the decline in demand for the Company's Concept One products. International sales were approximately 64% of net sales in 2000, an increase from 62% in 1999. The increase in fiscal 2000 international sales as a percentage of net sales is attributable to higher demand in the Pacific Rim, Japan, and Europe partially offset by lower demand in Korea. International sales were approximately 62% of net sales in 1999, an increase from 53% in 1998. The increase in fiscal 1999 international sales as a percentage of net sales is the result of higher demand in Japan, Korea, and Pacific Rim countries offset by lower demand in Europe.

Gross Profit
Gross profit was $730.9 million, $351.8 million, and $330.8 million in 2000, 1999, and 1998, respectively. The absolute dollar increases are due to higher net sales. As a percentage of net sales, gross profit was 55% in 2000, 54% in 1999, and 53% in 1998. The increase in gross profit from the prior fiscal periods reflect successful cost reduction efforts and improved absorption of fixed overhead costs due to the increased levels of shipments. During 1999 and 1998 gross profit as a percentage of sales remained flat, with improvements in unabsorbed fixed costs offset by higher warranty costs in 1999 as compared to 1998.

Selling, General, and Administrative
Selling, general, and administrative expenses were $232.7 million, $137.4 million, and $132.7 million in 2000, 1999, and 1998, respectively. As a percentage of net sales, selling, general, and administrative expenses were approximately 18% in 2000, 21% in 1999, and 21% in 1998. The increase in absolute dollars across periods is attributable to increased costs associated with the growth in revenues. However, the decrease as a percentage of net sales across periods reflects the Company's ongoing efforts to control and reduce selling, general, and administrative expenses despite the rapid growth in revenues.

Research and Development
Research and development (R&D) expenses were $198.3 million, $129.1 million, and $127.0 million in 2000, 1999, and 1998, respectively. The increases reflect the Company's continued commitment to the development of new products, including additional Concept Two modules, advanced PVD systems, advanced "gap fill" technology, primary conductor metals, low K dielectric materials and additional advanced technologies for the next generation of smaller geometry fabrication lines, as well as equipment to process 300mm wafers. The increase from the prior year also reflects a full period of costs associated with the Company's investment in its facilities infrastructure to support its ongoing R&D commitment. As a percentage of net sales, research and development expenses were approximately 15%, 20%, and 21% in 2000, 1999, and 1998, respectively. The Company plans to continue to invest in new products and increase research and development spending in absolute dollars. The Company continues to believe that significant investment in R&D is required to remain competitive, and anticipates, on a forward-looking basis, that such expenses in 2001 will increase in absolute dollars, although such expenses as a percentage of net revenues may fluctuate between periods.

Costs Associated with Reduction in Workforce
In fiscal 1999 and 1998, the Company reduced its workforce in response to market conditions and recorded a charge of $0.4 million and $1.7 million, respectively, primarily for costs of severance compensation and consolidation of facilities. As of December 31, 2000, these severance costs had been paid in full.

In-process Research and Development
In fiscal 2000, GaSonics recorded a charge of $6.0 million for the write-off of in-process research and development associated with the acquisition of Gamma Precision Technologies, Inc. (GPT) because, in management's opinion, certain of GPT's ongoing research and development projects had not reached technological feasibility and had no alternative future use including development, engineering and testing activities associated with the introduction of GPT's new technologies and products.

Net Interest Income
Net interest income was $56.3 million, $15.2 million, and $2.2 million, in 2000, 1999, and 1998, respectively. The increase from 1999 to 2000 is attributable to higher cash and short-term investment balances, as a result of a secondary public offering in April 2000 of approximately 9.0 million shares of common stock that resulted in net proceeds to the Company of approximately $526.3 million and cash provided by operating activities. In May of 2000, GaSonics, which at that time was a publicly held company, raised $46.6 million in a follow-on offering of approximately 1.0 million shares (share count adjusted for the merger exchange ratio of 0.52 Novellus shares for each outstanding GaSonics share). The increase from 1998 to 1999 was due to higher average cash and short-term investment balances. In February 1999, the Company completed a secondary public offering of 11.6 million shares of common stock, resulting in net proceeds to the Company of $255.1 million. In addition, long-term borrowings of $65.0 million were repaid subsequent to the stock offering, which resulted in a reduction of interest expense.

Provision for Income Taxes
The provisions for income taxes reflect effective tax rates of 31.7% in 2000, 31.4% in 1999, and 34.1% in 1998. The lower effective tax rates in 1999 and 2000 are primarily due to increased foreign sales corporation benefits.

Net Income
Net income, before an $89.8 million charge for a cumulative effect of an accounting change (described further in "Recent Accounting Pronouncements" below), for the year ended December 31, 2000 was $239.2 million. On a basic and diluted shares basis, earnings per share were $1.76 and $1.66 respectively, before the charge for the cumulative effect of an accounting change.

Net income for the year ended December 31, 2000 was $149.4 million or $1.10 and $1.04 per basic and diluted share, respectively, compared with net income for the year ended December 31, 1999 of $68.7 million or $0.56 and $0.54 per basic and diluted share, respectively.

Net income for the year ended December 31, 1999 of $68.7 million or $0.56 and $0.54 per basic and diluted share, respectively, compared with net income for the year ended December 31, 1998 of $47.1 million or $0.43 and $0.42 per basic and diluted share, respectively.

The number of shares used in the per share calculations for the year ended December 31, 2000 was 135.7 million and 143.7 million shares, respectively, for basic and diluted income per share calculations, compared with 122.3 million and
127.8 million shares, respectively for the year ended December 31, 1999. The increase in shares compared to the year-ago period is primarily due to an increased number of common shares outstanding resulting from the common stock offerings of 9.0 million shares in April 2000 and 1.0 million shares in May 2000 and the exercise of stock options in 2000.

The number of shares used in the per share calculations for the year ended December 31, 1999 was 122.3 million and 127.8 million , respectively, for basic and diluted income per share calculations compared with 109.4 million and 112.4 million for the basic and diluted income per share calculations, respectively, for the year ended December 31, 1998. The increase in shares used compared to the prior year is attributable to an increased number of common shares outstanding resulting from the common stock offering of 11.6 million shares in February 1999 and the exercise of stock options in 1999.

Foreign Currency Accounting
For all those foreign operations consolidated as part of the Novellus operations the local currency is the functional currency. Accordingly, translation gains or losses related to these foreign subsidiaries are included as a component of accumulated other comprehensive income.

Those foreign operations consolidated as part of GaSonics have the U.S. dollar as the functional currency. Accordingly, foreign translation and exchange gains and losses, which have not been material, are reflected in the accompanying consolidated statements of operations.

Foreign Exchange Contracts
The Company conducts its business in various foreign currencies. The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. dollars recorded by Novellus' Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the parent's intercompany balances denominated in a currency other than the U.S. dollar. In 2000, 1999, and 1998, these hedging contracts were denominated primarily in the Japanese Yen. The maturities of all the forward foreign exchange contracts are generally short-term in nature. As the impact of movements in currency exchange rates on forward foreign exchange contracts offset the related impact on the underlying items being hedged, the Company believes these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Net foreign currency gains and losses have not been significant.

RECENT ACCOUNTING PRONOUNCEMENTS

On December 3, 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." The SEC Staff addressed several issues in SAB No. 101, including the timing of revenue recognition for sales that involve contractual customer acceptance provisions and installation of the product if these events occur after shipment and transfer of title. The Company's previous revenue recognition policy was to recognize revenue at the time the customer takes title to the product, generally at the time of shipment. In October 2000, the SEC issued Staff Accounting Bulletin No. 101: Revenue Recognition in Financial Statements -- Frequently Asked Questions and Answers ("SAB 101 FAQ"). The SAB 101 FAQ was issued to clarify many of the implementation questions surrounding SAB No. 101.

The Company derives revenues from three sources -- equipment sales, spare part sales and service contracts. SAB 101 has no effect on the Company's revenue recognition policy for spare parts or services. For equipment sales, there are different revenue recognition points under SAB 101, which are described as follows:

Acceptance: For equipment sales to a new customer, existing products with new specifications and/or a new product, revenue is recognized upon customer acceptance.

Shipment and acceptance: Equipment sales to existing customers, who have purchased the same equipment with the same customer-specified acceptance provisions in the past, are accounted for as multiple-element arrangement sales. Upon shipment, the lesser of the fair value of the equipment or the contractual amount billable upon shipment is recorded as revenue and title is transferred. The remainder is recorded as revenue upon customer acceptance.

Revenue related to spare part sales is recognized on shipment. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts.

As a result of SAB 101, the Company changed its method of accounting for revenue recognition. The Company has reported this change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes", by a cumulative effect adjustment. Because Novellus is a calendar year company adopting SAB 101 in the fourth quarter, no cumulative effect of the change is included in net income in the fourth quarter. Instead, APB 20 requires that the change be made as of the beginning of the year (January 1, 2000) and that financial information for interim periods reported prior to the change, in this case the first three quarters of 2000, be restated by applying SAB 101 to those periods. No restatement of 1999 information is necessary.

In accordance with guidance provided in SAB 101, the Company recorded a non-cash charge of $89.8 million (after reduction for income taxes of $48.6 million), or $0.62 per diluted share to reflect the cumulative effect of the accounting change as of the beginning of the fiscal year. The decrease to net income before the cumulative effect of the accounting change as a result of the adoption of SAB 101 was a decrease of $98.1 million or $0.68 per diluted share for fiscal year 2000.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including forward exchange contracts, and hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities --- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000 and, therefore, the Company adopted this accounting standard effective January 1, 2001. The impact of the adoption of SFAS No. 133 is not significant.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically financed its operating and capital resource requirements through cash flows from operations, sales of equity securities, and borrowings. The Company's primary source of funds at December 31, 2000 consisted of $1,219.7 million of cash, cash equivalents and short-term investments. This amount represents an increase of $806.7 million from the December 31, 1999 balance of $413.0 million. During the second quarter of 2000, the Company completed a secondary public offering of approximately 9.0 million shares of common stock that resulted in net proceeds to the Company of approximately $526.3 million. In May of 2000, GaSonics, which at that time was a publicly held company, raised $46.6 million in a follow-on offering of approximately 1.0 million shares (share count adjusted for the merger exchange ratio of 0.52 Novellus share for each outstanding GaSonics share). During the first quarter of 1999, the Company completed a secondary public offering of 11.6 million shares of common stock that resulted in net proceeds to the Company of $255.1 million.

In June 1997, the Company entered into a five year $125.0 million Senior Credit Facility structured as an unsecured revolving credit line. The borrowings, at the option of the Company, bear interest at either a base rate plus a margin or LIBOR plus a margin for interest periods of one to six months. During March 1999, total borrowings of $65.0 million were repaid. No amounts were outstanding under this facility at December 31, 2000. The Senior Credit Facility requires the Company to be in compliance with certain financial covenants. At December 31, 2000, the Company was in compliance with these financial covenants. In addition, at December 31, 2000, there was $36.7 million available under bank lines of credit that expire at various dates through May 2001. At December 31, 2000, approximately $21.6 million was outstanding under these bank lines of credit which bear interest at the banks' offshore reference rates. The weighted average interest rate at December 31, 2000 for borrowings under the bank lines of credit was 0.99%.

Net cash provided by operating activities during the year ended December 31, 2000 was $290.9 million. This amount consisted primarily of net income of $149.4 million, net of $89.8 million cumulative effect of a change in accounting principle, non-cash depreciation and amortization charges of $47.0 million, an increase of $73.9 million in accounts payable, partially offset by an increase of $168.6 million in accounts receivable, and an increase in inventories of $85.3 million. The increases in accounts payable, inventories and accounts receivable were the result of increased net sales volume.

Net cash used in investing activities was $518.9 million during the year ended December 31, 2000. During this period, the Company's cash outflows consisted of purchases of approximately $425.9 million, net of available-for-sale securities. In addition, the Company had capital expenditures of $77.7 million.

The Company expects investments in property and equipment for the fiscal year 2001 to approximate $80.0 million. The Company intends to finance these investments from existing cash balances and cash flows from operations.

During the year ended December 31, 2000, net cash provided by financing activities was $619.0 million due primarily to net proceeds of $572.9 million from public offerings of common stock, $42.0 million from common stock option exercises and purchases of common stock under the Company's employee stock purchase plan, and an increase in the Company's lines of credit of $5.2 million. In October 2000, Novellus and GaSonics, announced that each of its Board of Directors had rescinded its authorization for the purchase of common stock under the common stock purchase program.

The Company believes that its current cash position, cash generated through operations and equity offerings, and available borrowings will be sufficient to meet the Company's needs through at least the next twelve months.

              STATEMENT REGARDING FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Report on Form 8-K contains forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this Report, other than statements that are purely historical are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions also identify forward looking statements. These forward looking statements, which include statements about demand for the Company's systems and equipment its ongoing efforts to control and reduce expenses; the Company's continued commitment to the development of new products; the Company's plans regarding increases in research and development spending and its belief that significant investment in R&D is required to remain competitive; GaSonics' management's opinions regarding certain of GPT's ongoing R&D projects; the Company's belief that certain financial instruments do not subject the Company to speculative risk; the Company's historical practices in financing operating and capital resource requirements; its expectations regarding investments in property and equipment in the current fiscal year; the Company's intentions regarding financing investments in property and equipment; the Company's belief regarding the sufficiency of its current cash position through the next twelve months; its belief that there are meritorious defenses to Applied's allegations, that the ultimate outcome of the dispute with Applied will not have a material adverse effect on the Company's business or results of operations and that it will prevail against Applied in the litigation; the Company's belief that the Court's order granting summary judgment of non-infringement in the Semitool litigation was correct, and that the Company will prevail on appeal; its belief that there are meritorious defenses to Plasma Physics' allegations and that the ultimate outcome of the dispute with Plasma Physics will not have a material adverse effect on the Company's business or results of operations and the Company's belief that the outcome of any other patent infringement inquiries will have a material adverse effect on the Company's financial position or results of operations. The Company's expectations, objectives, anticipations, intentions and strategies set forth in the forward looking statements in this Report regarding the future, expected operating results, revenues and earnings and current and potential litigation are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements including, but not limited to, that the semiconductor industry will experience a periodic downturn, which could have a material adverse effect on the semiconductor industry's demand for semiconductor systems and equipment, the greater financial, marketing, technical or other resources, broader product lines, and more established customer bases that some of the Company's competitors possess, future competition from new market entrants, improvement of the design and performance of the Company's competitors' products, the Company's success in selecting, developing, and marketing new products, or enhancing existing products, its ability to enforce its patents and the inherent uncertainty in the outcome of litigation matters, the availability of raw materials and critical manufacturing equipment; risks associated with regulatory and trade environments; the integration of the Company and GaSonics may disrupt the Company's and GaSonics' businesses or the combined company may fail to retain key management, marketing, customer support and technical personnel; the introduction of new technologies by competitors to the marketplace which reduce GaSonics' market share prior to the successful integration of the two companies; the combined entity may incur charges to operations, which are not currently reasonably estimable in the quarters following the first quarter of 2001 to reflect costs associated with integrating the two companies; and the combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date of this Report. The reader should also consult the cautionary statements and risk factors listed from time to time in the Company's Reports on Forms 10-Q, 8-K, 10-K and its Annual Reports to Shareholders, including the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk. The Company's exposure to market risk for changes in interest rates relates primarily to the Company's investment portfolio and long-term debt obligations. The Company does not use derivative financial instruments in its investment portfolio. The Company places its investments with high credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer.

The Company mitigates default risk by investing in only the safest and highest credit quality securities and by monitoring the credit rating of investment issuers. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

The Company has no cash flow exposure due to rate changes for cash equivalents and short-term investments, as all of these investments are at fixed interest rates. The Company's short-term borrowing is at a fixed interest rate. Short-term borrowing is used by the Company's Japanese subsidiary for general corporate purposes, including capital expenditures and working capital needs.

The table below presents principal amounts and related weighted average interest rates by year of maturity for the Company's investment portfolio and debt obligations and the fair value of each as of December 31, 2000 and 1999.

                                                                                                                  FAIR VALUE
                                                                                                                 DECEMBER 31,
IN THOUSANDS                       2001        2002       2003       2004       2005    THEREAFTER    TOTAL          2000
                                ---------------------------------------------------------------------------------------------
Assets
Cash equivalents               $  589,415       --         --         --         --         --      $  589,415    $  589,415
     Average interest rate           6.52%      --         --         --         --         --            6.52%
Short-term investments         $  611,515    $10,937     $7,797       --         --         --      $  630,249    $  630,249
     Average interest rate           6.28%      4.71%      4.81%      --         --         --            6.24%
Total investment securities    $1,200,930    $10,937     $7,797       --         --         --      $1,219,664    $1,219,664
     Average interest rate           6.40%      4.71%      4.81%      --         --         --            6.37%
Short-term borrowing           $   21,602       --         --         --         --         --      $   21,602    $   21,602
     Average interest rate           0.99%      --         --         --         --         --            0.99%


                                                                                                                  FAIR VALUE
                                                                                                                 DECEMBER 31,
IN THOUSANDS                       2000        2001       2002       2003       2004    THEREAFTER     TOTAL         1999
                                ---------------------------------------------------------------------------------------------
Assets
Cash equivalents               $ 198,426       --         --         --         --         --       $198,426     $  198,426
     Average interest rate          6.10%      --         --         --         --         --           6.10%
Short-term investments         $ 214,588       --         --         --         --         --       $214,588     $  214,588
     Average interest rate          5.68%      --         --         --         --         --           5.68%
Total investment securities    $ 413,014       --         --         --         --         --       $413,014     $  413,014
     Average interest rate          5.88%      --         --         --         --         --           5.88%
Short-term borrowing           $  16,353       --         --         --         --         --       $ 16,353     $   16,353
     Average interest rate          1.18%      --         --         --         --         --           1.18%

The Company has lease agreements on several properties. The agreements are for five years with interest rates that approximate the London Interbank Offering Rate (LIBOR). At current interest rates, the annual lease payments total approximately $21.0 million as of December 31, 2000 and $16.9 million as of December 31, 1999.

Foreign Currency Risk. The Company transacts business in various foreign countries. Its primary foreign currency cash flows are in countries in Asia and Europe. During 2000 and 1999, the Company employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and certain foreign currency denominated balance sheet positions. Under this program, increases or decreases in currency commitments and balance sheet positions, as translated into U.S. dollars, are primarily offset by realized gains and losses on the hedging instruments. The goal of the hedging program is to economically guarantee or lock in exchange rates on the Company's foreign currency cash outflows and to minimize the impact to the Company of foreign currency fluctuations. The Company does not use foreign currency forward exchange contracts for speculative or trading purposes.

Under the hedging program, all foreign currency contracts are marked-to-market and realized and unrealized gains and losses are included as a component of other income and expense. The following table provides information as of December 31, 2000 about the Company's derivative financial instruments, which are comprised of foreign currency forward exchange contracts. The information is provided in U.S. dollar equivalent amounts, as presented in the Company's financial statements. The table presents the notional amounts (at the contract exchange rates), the weighted average contractual foreign currency exchange rates, and the estimated fair value of those contracts.

DECEMBER 31, 2000                                      NOTIONAL                AVERAGE          ESTIMATED
IN THOUSANDS, EXCEPT FOR AVERAGE CONTRACT RATE          AMOUNT              CONTRACT RATE      FAIR VALUE
----------------------------------------------        ----------------------------------------------------
Foreign currency forward exchange contracts:
       Japanese yen                                   $ 149,916                103.94          $  10,827
       British pound                                        (27)                 0.68                 --
       French franc                                        (275)                 7.21                 (6)
       Irish punt                                          (152)                 0.87                 (3)
       German mark                                          (28)                 2.15                 (1)
       Dutch guilder                                       (190)                 2.42                 (4)
       Singapore dollar                                    (231)                 1.72                 (2)
       Taiwan dollar                                     (5,556)                33.13                 13
       Korean won                                        (4,899)             1,221.00                 75
                                                      ----------------------------------------------------
                                                      $ 138,558                                $  10,899


DECEMBER 31, 1999                                     NOTIONAL                 AVERAGE          ESTIMATED
IN THOUSANDS, EXCEPT FOR AVERAGE CONTRACT RATE         AMOUNT               CONTRACT RATE      FAIR VALUE
----------------------------------------------        ----------------------------------------------------
Foreign currency forward exchange contracts:
       Japanese yen                                   $ 38,888                 103.19          $  (1,424)
       British pound                                    (1,085)                  0.62                 (2)
       French franc                                        (13)                  6.41                 --
       Irish punt                                         (104)                  0.77                 (2)
       German mark                                          80                   1.91                  1
       Dutch guilder                                       (95)                  2.15                 (1)
       Singapore dollar                                   (474)                  1.66                 (1)
       Taiwan dollar                                    (4,407)                 31.18                 (3)
                                                      ----------------------------------------------------
                                                      $ 32,790                                $ (1,432)

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                             NOVELLUS SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


YEAR ENDED DECEMBER 31,                                                               2000              1999              1998
---------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                         $ 1,319,486       $   657,021       $   619,208
Cost of sales                                                                         588,593           305,182           288,434
                                                                                  -----------------------------------------------
Gross profit                                                                          730,893           351,839           330,774
Operating expenses:
        Selling, general and administrative                                           232,749           137,363           132,739
        In-process Research and Development                                             6,000                --                --
        Cost Associated with Reduction in Work Force                                       --               407             1,681
        Research and development                                                      198,310           129,089           127,003
                                                                                  -----------------------------------------------
Total operating expenses                                                              437,059           266,859           261,423
                                                                                  -----------------------------------------------

Operating income                                                                      293,834            84,980            69,351
Interest:
        Income                                                                         58,755            16,973             7,064
        Expense                                                                        (2,425)           (1,746)           (4,895)
                                                                                  -----------------------------------------------
Net interest income                                                                    56,330            15,227             2,169
                                                                                  -----------------------------------------------

Income before provision for income taxes and
cumulative effect of a change in accounting principle                                 350,164           100,207            71,520
Provision for income taxes                                                            110,996            31,500            24,405
                                                                                  -----------------------------------------------
Income before cumulative effect of a change in
accounting principle                                                                  239,168            68,707            47,115
Cumulative effect of change in accounting principle,
net of tax                                                                            (89,788)               --                --
                                                                                  -----------------------------------------------
Net income                                                                        $   149,380       $    68,707       $    47,115
                                                                                  ===============================================

Net income per share:
   Basic
      Income before cumulative effect of change in
      accounting principle                                                        $      1.76       $      0.56       $      0.43
      Cumulative effect of change in accounting principle                         $     (0.66)               --                --
                                                                                  -----------------------------------------------
      Basic net income per share                                                  $      1.10       $      0.56       $      0.43
                                                                                  ===============================================
   Diluted
      Income before cumulative effect of change in
      accounting principle                                                        $      1.66       $      0.54       $      0.42
      Cumulative effect of change in accounting principle                         $     (0.62)               --                --
                                                                                  -----------------------------------------------
      Diluted net income per share                                                $      1.04       $      0.54       $      0.42
                                                                                  ===============================================

Shares used in basic per share calculations                                           135,728           122,261           109,406
                                                                                  ===============================================
Shares used in diluted per share calculations                                         143,654           127,826           112,437
                                                                                  ===============================================

Pro forma amounts with the change in accounting principle related to revenue recognition applied retroactively (unaudited):
        Net revenues                                                              $ 1,319,486       $   582,397                 *
        Net income                                                                $   239,168            39,550                 *
        Net income per share:
                  Basic                                                           $      1.76       $      0.32                 *
                  Diluted                                                         $      1.66       $      0.31                 *


* Data is not available in sufficient detail to provide pro forma information for this year.

See accompanying notes.

                             NOVELLUS SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


DECEMBER 31,                                                          2000              1999
-----------------------------------------------------------------------------------------------
ASSETS
Current assets:
        Cash and cash equivalents                                 $   589,415       $   198,426
        Short-term investments                                        630,249           214,588
        Accounts receivable, net of allowance for doubtful
            accounts of $5,392 in 2000 and $4,375 in 1999             401,291           232,664
        Inventories                                                   201,672           118,243
        Deferred tax assets, net                                      137,929            36,433
        Prepaid and other current assets                               14,279             8,524
                                                                  -----------------------------
Total current assets                                                1,974,835           808,878

Property and equipment:
        Machinery and equipment                                       212,836           160,733
        Furniture and fixtures                                         11,038             9,761
        Leasehold improvements                                         60,690            58,425
        Land                                                            8,782                --
                                                                  -----------------------------
                                                                      293,346           228,919
Less accumulated depreciation and amortization                        141,791           109,818
                                                                  -----------------------------
                                                                      151,555           119,101
Long-term deferred tax assets                                              --            11,770
Other assets                                                           79,084            60,603
                                                                  -----------------------------
Total assets                                                      $ 2,205,474       $ 1,000,352
                                                                  =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
        Accounts payable                                          $   123,023       $    49,129
        Accrued payroll and related expenses                           70,211            23,961
        Accrued warranty                                               51,343            22,335
        Other accrued liabilities                                      46,187            33,750
        Income taxes payable                                           57,720            17,287
        Deferred profit                                               193,913                --
        Current obligations under lines of credit                      21,602            16,353
                                                                  -----------------------------
Total current liabilities                                             563,999           162,815

Commitments and contingencies

Shareholders' equity:
        Common stock, no par value;
            Authorized shares -- 271,200
            Issued and outstanding shares -- 140,601 in 2000
               and 126,543 in 1999                                  1,200,718           531,224
        Retained earnings                                             453,250           304,898
        Accumulated other comprehensive income (loss)                 (12,493)            1,415
                                                                  -----------------------------
Total shareholders' equity                                          1,641,475           837,537
                                                                  -----------------------------
Total liabilities and shareholders' equity                        $ 2,205,474       $ 1,000,352
                                                                  =============================


See accompanying notes.

                             NOVELLUS SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


YEAR ENDED DECEMBER 31,                                                              2000              1999              1998
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                       $   149,380       $    68,707       $    47,115
Adjustments to reconcile net income to net cash
        provided by operating activities:
            Cumulative effect of accounting change, net of tax benefit                89,788                --                --
            Depreciation and amortization                                             46,951            34,825            27,809
            In-process research and development charge                                 6,000                --                --
            Deferred compensation                                                      1,780                --                --
            Deferred income taxes                                                    (41,378)           (3,987)           12,391
            Changes in operating assets and liabilities:
                 Accounts receivable                                                (168,627)          (44,274)          (26,150)
                 Inventories                                                         (85,287)          (28,811)           18,075
                 Prepaid and other current assets                                     (5,755)            3,600             5,114
                 Accounts payable                                                     73,894            14,155             5,297
                 Accrued payroll and related expenses                                 46,250             6,274            (8,985)
                 Accrued warranty                                                     29,008            (6,750)          (11,983)
                 Deferred profit                                                      55,777                --                --
                 Other accrued liabilities                                            12,437             6,146           (10,725)
                 Income taxes payable                                                 40,433             8,457             5,776
                 Income tax benefits from employee stock plans                        40,247            20,544             4,727

                                                                                 -----------------------------------------------
Total adjustments                                                                    141,518            10,179            21,346
                                                                                 -----------------------------------------------
Net cash provided by operating activities                                            290,898            78,886            68,461
                                                                                 -----------------------------------------------

INVESTING ACTIVITIES
Purchases of available-for-sale securities                                        (1,268,238)         (486,842)         (134,571)
Acquisition of Gamma Precision Technology                                            (18,454)               --                --
Proceeds from the sale and maturity of available-for-sale securities                 842,386           339,488           117,738
Capital expenditures                                                                 (77,704)          (29,617)          (38,286)
(Increase) decrease in other assets                                                    3,092           (29,404)          (10,272)

                                                                                 -----------------------------------------------
Net cash used in investing activities                                               (518,918)         (206,375)          (65,391)
                                                                                 -----------------------------------------------

FINANCING ACTIVITIES
Proceeds  from lines of credit, net                                                    5,249             1,251             1,414
Repayment under long-term debt                                                            --           (65,000)               --
Proceeds from common stock offering, net                                             572,910           255,133                --
Common stock issued                                                                   42,008            41,801            19,217
Common stock repurchased                                                              (1,158)           (3,192)             (351)
                                                                                 -----------------------------------------------
Net cash provided by financing activities                                            619,009           229,993            20,280
                                                                                 -----------------------------------------------
Net increase  in cash and cash equivalents                                           390,989           102,504            23,350
Cash and cash equivalents at the beginning of the year                               198,426            95,922            72,572
                                                                                 -----------------------------------------------
Cash and cash equivalents at the end of the year                                 $   589,415       $   198,426      $     95,922
                                                                                 ===============================================


Supplemental disclosures:
Cash paid during the year for:
        Interest                                                                 $     2,425       $     1,843       $     4,901
        Income taxes                                                             $    69,221       $     1,989       $     4,917


See accompanying notes.

                             NOVELLUS SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                                     ACCUMULATED
                                                                                                         OTHER           TOTAL
                                                                 COMMON STOCK            RETAINED    COMPREHENSIVE   SHAREHOLDERS'
                                                              SHARES       AMOUNT        EARNINGS    INCOME (LOSS)      EQUITY
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1998                                   108,393    $   189,914    $   192,507    $    (2,227)   $   380,194
          Shares issued under employee compensation plans      2,499         19,216             --             --         19,216
          Income tax benefits realized from activity
                   in employee stock plans                        --          4,728             --             --          4,728

          Net income                                              --             --         47,115             --         47,115
          Cumulative translation adjustment                       --             --             --            (29)           (29)
                                                                                                                     -----------
          Comprehensive income                                    --             --             --             --         47,086
                                                                                                                     -----------

          Common stock repurchased                               (27)           (43)          (308)            --           (351)
                                                             ---------------------------------------------------------------------
Balance at December 31, 1998                                 110,865        213,815        239,314         (2,256)       450,873
          Proceeds from common stock offering, net            11,580        255,133             --             --        255,133
          Shares issued under employee compensation plans      4,220         41,801             --             --         41,801
          Income tax benefits realized from activity
                   in employee stock plans                        --         20,544             --             --         20,544

          Net income                                              --             --         68,707             --         68,707
          Cumulative translation adjustment                       --             --             --          3,671          3,671
                                                                                                                     -----------
          Comprehensive income                                    --             --             --             --         72,378
                                                                                                                     -----------
          Common stock repurchased                              (122)           (69)        (3,123)            --         (3,192)
                                                             ---------------------------------------------------------------------
Balance at December 31, 1999                                 126,543        531,224        304,898          1,415        837,537
          Proceeds from common stock offering, net            10,089        572,910             --             --        572,910
          Shares issued under employee compensation plans      3,441         42,008             --             --         42,008
          Issuance of restricted stock                           219             --             --             --             --
          Acquisition  of Gamma Precision Technology             341         12,679             --             --         12,679
          Amortization of deferred compensation net
                   of cancellations of restricted stock          (12)         1,780             --             --          1,780
          Income tax benefits realized from activity
                   in employee stock plans                        --         40,247             --             --         40,247

          Net income                                              --             --        149,380             --        149,380
          Net change in unrealized loss on available
          for sale securities                                     --             --             --        (10,191)       (10,191)
          Cumulative translation adjustment                       --             --             --         (3,717)        (3,717)
                                                                                                                     -----------
          Comprehensive income                                    --             --             --             --        135,472
                                                                                                                     -----------
          Common stock repurchased                               (20)          (130)        (1,028)            --         (1,158)
                                                             ---------------------------------------------------------------------
Balance at December 31, 2000                                 140,601    $ 1,200,718    $   453,250    $   (12,493)   $ 1,641,475
                                                             =====================================================================


See accompanying notes.

NOTE 1    BUSINESS AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

Novellus Systems, Inc. ("Novellus" or the "Company") manufactures, markets and services advanced systems used to deposit thin conductive and insulating films on semiconductor devices, as well as equipment for preparing the device surface for these deposition processes. The Company is a leading supplier of high productivity deposition and surface preparation systems used in the fabrication of integrated circuits. Chemical Vapor Deposition (CVD) systems employ a chemical plasma to deposit all of the dielectric (insulating) layers and certain of the conductive metal layers on the surface of a semiconductor wafer. Physical Vapor Deposition (PVD) systems are used to deposit conductive metal layers by sputtering metallic atoms from the surface of a target source via high DC power. Electrofill systems are used for depositing copper conductive layers in a dual damascene design architecture using an aqueous solution.

As more fully described in Note 2, Novellus merged with GaSonics International Corporation (GaSonics), a developer and supplier of photoresist and residue removal technologies on January 10, 2001 in a pooling of interests transaction. The consolidated financial statements for fiscal 2000, 1999, and 1998 have been restated to include the financial position, results of operations and cash flows of GaSonics. Because of differing year ends, financial information relating to Novellus' fiscal years ended December 31, 2000, 1999 and 1998 has been combined with financial information relating to GaSonics' fiscal years ended September 30, 2000, 1999, and 1998, respectively. GaSonics' net income for the three months ended December 31, 2000 was not combined with Novellus' net income, but rather will be included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 2001. Revenue and net income of GaSonics for the three-month period ended December 31, 2000, which is excluded in the accompanying financial statements was $47.7 million and $0.9 million, respectively. There were no transactions between GaSonics and the Company prior to the combination.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified to conform to the 2000 presentation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates and such differences may be material to the financial statements.

REVENUE RECOGNITION

The Company changed its revenue recognition policy effective January 1, 2000, based on guidance provided in SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price is fixed or determinable and collectibility is reasonably assured. Certain of the Company's product sales are accounted for as multiple-element arrangements. If the Company has met defined customer acceptance experience levels with both the customer and the specific type of equipment, the Company recognizes equipment revenue upon shipment and transfer of title, with the remainder when it becomes due (generally upon acceptance). All other product sales with customer acceptance provisions are recognized upon customer acceptance. Revenue related to spare part sales is recognized on shipment. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Unearned maintenance and service contract revenue is not significant and included in accrued liabilities.

In accordance with guidance provided in SAB 101, the Company recorded a non-cash charge of $89.8 million (after reduction for income taxes of $48.6 million), or $0.62 per share, to reflect the cumulative effect of the accounting change as of the beginning of the fiscal year. The decrease to net income before the cumulative effect of the accounting change as a result of the adoption of SAB 101 was a decrease of $98.1 million or $0.68 per diluted share for fiscal year 2000.

The deferred profit balance as of January 1, 2000 was $229.6 million. This amount is comprised of equipment that was shipped and previously recorded as revenue but had not been accepted or did not qualify for multiple-element accounting as of December 31, 1999. In addition to deferred revenue, deferred profit includes deferred amounts related to cost of sales. Of the $229.6 million in deferred profit, $220.5 million was recognized as revenue in fiscal 2000. The unaudited pro forma amounts presented in the income statement were calculated assuming the accounting change was retroactive to prior periods. For periods prior to 1999, data was not available to provide pro-forma information.

Prior to 2000, the Company's revenue recognition policy was to recognize revenue at the time the customer takes title to the product, generally at the time of shipment. Revenue related to maintenance and service contracts was recognized ratably over the duration of the contracts.

WARRANTY AND INSTALLATION

The Company generally warrants its systems for a period of 24 months from shipment for material and labor to repair and service the system. A provision for the estimated cost of installation and warranty is recorded when the revenue is recognized.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with insignificant interest rate risk and maturities of ninety days or less to be cash equivalents.

SHORT-TERM INVESTMENTS

The Company classifies its marketable securities as available-for-sale in accordance with the provisions of the Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities classified as available-for-sale are reported at fair market value with the related unrealized gains and losses included, net of tax, in accumulated other comprehensive income (loss). Realized gains and losses and declines in value of securities judged to be other than temporary are included in interest income or expense. Interest on all securities is included in interest income.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consisted of the following at December 31 (in thousands):

                                          2000                   1999
                                        -------------------------------
Purchased and spare parts               $135,204               $ 79,472
Work-in-process                           56,997                 35,030
Finished goods                             9,471                  3,741
                                        -------------------------------
                                        $201,672               $118,243
                                        ===============================

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided mainly on the straight-line method over the following useful lives:

       Machinery and equipment             3-10 years
       Furniture and fixtures              3-5 years
       Leasehold improvements              Shorter of useful life or remaining lease term

FOREIGN CURRENCY ACCOUNTING

For all those foreign operations consolidated as part of the Novellus operations the local currency is the functional currency. Accordingly, translation gains or losses related to these foreign subsidiaries are included as a component of accumulated other comprehensive income.

Those foreign operations consolidated as part of GaSonics have the U.S. dollar as the functional currency. Accordingly, foreign translation and exchange gains and losses, which have not been material, are reflected in the accompanying consolidated statements of operations.


FORWARD FOREIGN EXCHANGE CONTRACTS

The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by its Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the parent's intercompany balances denominated in a currency other than the U.S. Dollar. In 2000 and 1999, these hedging contracts were denominated primarily in the Japanese Yen. The maturities of all the forward foreign exchange contracts are generally short-term in nature. Because the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. All foreign currency contracts are marked-to-market and realized and unrealized gains and losses are included as a component of other income and expense. Net foreign currency gains and losses have not been significant.

EARNINGS PER SHARE

Earnings per share is calculated in accordance with SFAS No. 128. Basic earnings per share exclude any dilutive effect of employee stock options. Diluted earnings per share includes the dilutive effect of employee stock options.

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                         2000          1999          1998
                                                       ------------------------------------
Numerator:
     Net income                                        $149,380      $ 68,707      $ 47,115

Denominator:
     Denominator for basic earnings per
     share -- weighted-average shares outstanding       135,728       122,261       109,406

     Employee stock options                               7,926         5,565         3,031
                                                       ------------------------------------

Denominator for diluted earnings per
     share -- adjusted weighted-average shares
     Outstanding                                        143,654       127,826       112,437
                                                       ====================================

Basic earnings per share                               $   1.10      $   0.56      $   0.43
                                                       ====================================

Diluted earnings per share                             $   1.04      $   0.54      $   0.42
                                                       ====================================

Options to purchase 519,000, 429,000 and 2,597,000 shares of common stock at weighted-average prices of $22.19, $25.52 and $14.74 per share were outstanding during 2000, 1999 and 1998, respectively, but were not included in the computation of diluted net income per common share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

ADVERTISING EXPENSES

The Company expenses advertising costs as incurred. Advertising expenses for 2000, 1999, and 1998 were $9.5 million, $5.1 million and $6.3 million, respectively.

CONCENTRATION OF CREDIT RISK

The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, the Company has not experienced significant losses on these investments. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. As a result of the economic difficulties within certain Asian countries, the Company has increased sales subject to extended payment terms within this region. The Company has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to the Company. The Company does not believe there is a significant risk of nonperformance by these counterparties because the Company continuously monitors its positions and the credit ratings of such counterparties and the amount of contracts it enters into with any one party. However, there can be no assurance that there will be no significant nonperformance by these counterparties and that this would not materially adversely affect the Company's business, financial condition, and results of operations.

OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss), net of related tax is as follows (in thousands):

                                                                  DECEMBER 31,
                                                          ---------------------------
                                                            2000               1999
                                                          ---------------------------
Foreign currency translation adjustment                   $ (2,302)          $  1,415
Unrealized loss on available-for-sale securities           (10,191)                --
                                                          ---------------------------
                                                          $(12,493)          $  1,415
                                                          ===========================

EMPLOYEE STOCK PLANS

Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company accounts for stock-based employee compensation arrangements under the intrinsic value method prescribed by the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma disclosures of net income and earning per share as if the fair value method prescribed by SFAS No. 123 had been applied in measuring employee compensation expense. See Notes to the Consolidated Financial Statements -- Note 8 "Employee Benefit Plans".

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including forward exchange contracts, and hedging activities. SFAS No. 133, as amended by SFAS 137 and SFAS 138, is now effective for fiscal years beginning after June 15, 2000 and, therefore, the Company adopted this accounting standard effective January 1, 2001. The impact of the adoption of SFAS No. 133 was not significant.

NOTE 2    BUSINESS COMBINATION

On January 10, 2001, the Company merged with GaSonics. In the transaction, Novellus acquired all outstanding shares of GaSonics in a stock-for-stock merger, with all outstanding shares of GaSonics capital stock converted into approximately 9,240,000 shares of Novellus common stock. In addition, all outstanding options to purchase shares of GaSonics capital stock were automatically converted into options to purchase approximately 1,400,000 shares of Novellus common stock. Merger related expenses of approximately $13.2 million were recorded in the first quarter of fiscal 2001.

Following is a reconciliation of the amounts of net sales and net income previously reported for 2000, 1999, and 1998 with restated amounts:

---------------------------------------------------------------------------------------------------
                                                                    Conforming
For year ended              Novellus            GaSonics            Adjustments           Combined
---------------------------------------------------------------------------------------------------
(in 000's)
---------------------------------------------------------------------------------------------------
December 31, 2000
Revenue                    $1,173,731          $  155,833           $  (10,078)          $1,319,486
Net Income                    151,065              14,831              (16,516)             149,380
---------------------------------------------------------------------------------------------------
December 31, 1999
Revenue                    $  592,742          $   64,279                   --           $  657,021
Net Income                     76,574             (14,082)               6,215               68,707
---------------------------------------------------------------------------------------------------
December 31, 1998
Revenue                    $  518,778          $  100,430                   --           $  619,208
Net Income                     52,828              (5,713)                  --               47,115
---------------------------------------------------------------------------------------------------

Conforming adjustments consist of an adjustment to the provision for income taxes for the realization of deferred tax assets in fiscal 1999, rather than in fiscal 2000 and adjustments related to adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" as of the beginning of GaSonics' fiscal year 2000.

NOTE 3    FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

As part of the Company's asset and liability management, the Company enters into various types of transactions that involve financial instruments with off-balance sheet risk. The Company enters into foreign forward exchange contracts in order to manage foreign exchange risk. The notional amounts, carrying amounts, and estimated fair values of the Company's foreign currency forward exchange contracts are as follows at December 31 (in thousands):

                                                           2000                                         1999
                                          ------------------------------------------------------------------------------------
                                          NOTIONAL       CARRYING      ESTIMATED       NOTIONAL       CARRYING       ESTIMATED
                                           AMOUNT         AMOUNT      FAIR VALUE        AMOUNT         AMOUNT       FAIR VALUE
                                          ------------------------------------------------------------------------------------
Sell foreign currency, primarily yen      $138,558          --         $ 10,899        $ 32,790          --          ($ 1,432)

The fair value of the Company's foreign forward exchange contracts are calculated based on quoted market prices or pricing models using current market rates at the end of December 31, 2000 and 1999, respectively.

AVAILABLE-FOR-SALE SECURITIES

The following table presents the estimated fair value of the Company's investments by balance sheet classification at December 31 (in thousands):

                                                               2000            1999
                                                            --------------------------
Institutional money market funds                            $  297,485      $   64,988
Commercial paper                                               266,152         121,336
Eurodollar Time Deposits                                         8,000              --
U.S. Government Agencies                                        17,778          12,102
                                                            --------------------------
         Amounts included in cash and cash equivalents         589,415         198,426
                                                            --------------------------
Certificates of deposits                                            --          17,992
Tax-Exempt Auction Rate Notes                                   85,700              --
Corporate securities                                            49,580          38,415
Commercial paper                                               460,064         132,290
U.S. Government Agencies                                        34,905          25,891
                                                            --------------------------
         Amounts included in short-term investments            630,249         214,588
                                                            --------------------------
         Total available-for-sale securities                $1,219,664      $  413,014
                                                            ==========================

As of December 31, 2000, the Company held equity securities with a cost basis of $16.2 million which had an associated unrealized loss of $10.2 million. These securities are classified in the corporate securities line in the fair market value table above. Unrealized gains (losses) on all other securities as of December 31, 2000 and in total as of December 31, 1999 were not significant.

Realized gains and losses on sales of available for sale securities for the years ended December 31, 2000, 1999, and 1998 were not significant. All debt securities held at December 31, 2000 are due in less than one year.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

The carrying and estimated fair values of the Company's other financial instruments were as follows at December 31 (in thousands):

                                                        2000                       1999
                                               ---------------------------------------------------
                                               Carrying     Estimated      Carrying      Estimated
                                                Value       Fair Value       Value      Fair Value
                                               ---------------------------------------------------
Cash and cash equivalents                      $589,415      $589,415      $198,426      $198,426
Current obligations under lines of credit      $ 21,602      $ 21,602      $ 16,353      $ 16,353

The fair values of the Company's short-term investments are based on quoted market prices as of December 31, 2000 and 1999. The fair value of the Company's obligations under lines of credit are based on current rates offered to the Company for similar debt instruments of the same remaining maturities.

NOTE 4    LINES OF CREDIT

The Company has lines of credit with three banks, which expire at various dates through May 2001 under which the Company can borrow up to $33.9 million at the banks' prime rates (0.67%, 0.89% and 1.16% at December 31, 2000). This facility is available to the Company's Japanese subsidiary, Nippon Novellus Systems K.K. Borrowings by the subsidiary are at the banks' offshore reference rate. At December 31, 2000 and 1999, amounts outstanding were $16.0 million and $13.5 million respectively, at annual weighted average interest rates of 0.86% and 1.14%, respectively. All borrowings under the line of credit were by Nippon Novellus.

The Company also has $20.0 million available under unsecured working capital line of credit with Union Bank of California, which expires March 31, 2001. As of December 31, 2000, except for the $140,358 outstanding under the letter of credit provision, there were no borrowings under the line. This line of credit bears interest at the bank's LIBOR rate plus 1.25% per annum. The line of credit contains certain covenants, including covenants relating to financial ratios and tangible net worth, which we must maintain. As of year end, the Company was in compliance with all financial covenants.

The Company's wholly owned subsidiary in Japan, GaSonics K.K. has an overdraft agreement with the Bank of Tokyo-Mitsubishi ("BTM") with an available credit equivalent to approximately $2.8 million in US dollars. This overdraft credit facility was renewed on March 31, 2000, bears interest at a rate of 1.375% per annum and expires on March 31, 2001. As of December 31, 2000, GaSonics K.K has borrowed approximately $2.8 million in U.S. dollars. Additionally, GaSonics K.K has a basic credit agreement with BTM and Sumitomo Bank , which provides up to 200 million and 100 million yen, respectively, of credit issued in the form of note payable. On February 29, 2000 and May 2, 2000 notes payable were issued under this agreement totaling 200 million yen, which is equivalent to approximately $1.9 million U.S. dollars. Both notes bear interest at 1.5% per annum and expire on January 31, 2001. Both agreements with BTM are secured by a Letter of Guarantee issued by the Company. Under the credit agreement with Sumitomo Bank, an additional note payable was issued on June 20, 2000 for 100 million yen, which is equivalent to approximately $900,000 U.S. dollars, bears interest at 1.5% and expires on January 31, 2001. The agreement with Sumitomo is not secured by a Letter of Guarantee.

NOTE 5    LONG TERM DEBT

In June 1997, the Company entered into a five year, $125.0 million, Senior Credit Facility structured as an unsecured revolving credit line. The credit line expires in June 2002. Borrowings, at the option of the Company, bear interest at either a base rate plus a margin or the London Interbank Offer Rate ("LIBOR") plus a margin for interest periods of one to six months. As of December 31, 2000 and 1999 there were no outstanding borrowings.

The credit facility contains certain financial restrictive covenants including a restriction from paying dividends. At December 31, 2000, the Company was in compliance with these covenants.

NOTE 6    LITIGATION

APPLIED LITIGATION

On July 7, 1997, prior to the consummation of the purchase of TFS from Varian, Applied Materials, Inc. ("Applied") filed a complaint (the "Applied Complaint") against Varian in the United States District Court for the Northern District of California San Jose Division, Civil Action No. C-97-20523 RMW, alleging, among other things, infringement by Varian (including the making, using, selling and/or offering for sale of certain products and systems made by TFS) of United States Patent Nos. 5,171,412, 5,186,718, 5,496,455 and 5,540,821 (the "Applied
Patents"), which patents are owned by Applied.

Immediately after consummation of the TFS purchase, Novellus filed a complaint (the "Novellus Complaint") against Applied in the same Court, Civil Action No. C-97-20551 RMW, alleging infringement by Applied (including the making, using, selling and/or offering for sale of certain products and systems) of United States Patent Nos. 5,314,597, 5,330,628, and 5,635,036 (the "Novellus Patents"), which patents Novellus acquired from Varian in the TFS purchase. In the Novellus Complaint, Novellus also alleged that it is entitled to declarations from Applied that Novellus does not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. Applied has filed counterclaims alleging that Novellus infringes the Applied Patents.

Also after consummation of the TFS purchase, but some time after Novellus filed the Novellus Complaint, Applied amended the Applied Complaint to add Novellus as a defendant. Novellus has requested that the Court dismiss Novellus as a defendant in Applied's lawsuit against Varian. The Court has not yet required Novellus to file an answer to the Applied Complaint.

In addition to a request for a permanent injunction against further infringement, the Applied Complaint and Applied's counterclaims to the Novellus Complaint include requests for damages for alleged prior infringement and treble damages for alleged "willful" infringement. In connection with the consummation of the TFS purchase, Varian agreed, under certain circumstances, to reimburse Novellus for certain of its legal and other expenses in connection with the defense and prosecution of this litigation, and to indemnify Novellus for a portion of any losses incurred by Novellus arising from this litigation (including losses resulting from a permanent injunction). Novellus and Varian believe that there are meritorious defenses to Applied's allegations, including among other things, that Novellus' operations (including TFS products and systems) do not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. However, the resolution of intellectual property disputes is often fact intensive and, therefore, inherently uncertain. Although Novellus believes that the ultimate outcome of the dispute with Applied will not have a material adverse effect on Novellus' business or results of operations (taking into account both the defenses available to Novellus and Varian's reimbursement and indemnity obligations), there can be no assurances that Applied will not ultimately prevail in this dispute and that, in such an event, Varian's reimbursement and indemnity obligations will not be sufficient to fully reimburse Novellus for its losses. If Applied were to prevail in this dispute, it could have a material adverse effect on Novellus' business or results of operations.

The Novellus Complaint against Applied also includes requests for damages for prior infringement and treble damages for "willful" infringement, in addition to a request for a permanent injunction for further infringement. Although Novellus believes that it will prevail against Applied, there can be no assurances that Novellus will prevail in its litigation against Applied. If Applied were to prevail against the Novellus Complaint, it could have a material adverse effect on Novellus' business, financial condition or results of operations.

On July 13, 1999, in Novellus lawsuit against Applied where Novellus has alleged that Applied infringes Novellus patents, the Court ruled on the interpretation of the claims of Novellus patents. On September 20, 1999, in the Applied lawsuit against Varian and Novellus, where Applied has alleged that Varian and Novellus infringe Applied patents, the Court ruled on the interpretation of the claims of the Applied patents.

On September 10, 1999, Novellus filed a motion for summary judgment that claims 1, 2 and 8 of its U.S. Patent No. 5,314,597 are not invalid over the prior art asserted against it by Applied. On September 29, 1999, Applied filed a counter-motion for summary judgment that these claims are invalid based on the on-sale bar. On December 7, 1999, the Court entered an order granting Novellus' motion and denying Applied's motion.

On November 4, 1999, Applied moved for leave of Court to amend its prior art chart with respect to Novellus' U.S. Patent No. 5,314,597. On February 15, 2000, the Court granted Applied's motion. On October 4, 2000, the Court entered an order denying Novellus' motion for reconsideration of this order.

On December 17, 1999, Novellus and Varian moved for summary judgment that certain claims of Applied's U.S. Patent No. 5,171,412 were invalid as anticipated or obvious over the prior art. On March 16, 2000, the Court granted this motion in part, and deferred ruling in part.

On December 23, 1999, Novellus moved for summary judgment that its U.S. Patent No. 5,635,036 is not invalid as obvious over the prior art. On March 20, 2000, the Court denied Novellus' motion without prejudice.

On January 14, 2000, Applied withdrew its U.S. Patent No. 5,496,455 from the lawsuits against Novellus and Varian.

On February 4, 2000, Applied filed a motion for summary judgment that claims 10, 11 and 13 of Novellus' U.S. Patent No. 5,314,597 are invalid over the prior art. On March 10, 2000, Novellus filed an opposition and cross-moved for leave to amend its claim chart to withdraw these claims. On April 5, 2000, the Court issued an order denying Applied's motion as moot and granting Novellus' motion.

On March 31, 2000, Novellus filed a renewed motion for partial summary judgment that its U.S. Patent No. 5,635,036 is not invalid as obvious over the prior art. On January 3, 2001, the Court entered an order in response to this motion tentatively amending certain claim constructions and requesting additional briefing.


On March 16, 2000, the Court granted Varian's motion for summary judgement that claims 14 & 18 of Applied's U.S. Patent No 5,171,412 are invalid. In the same order, the Court gave Applied 3 months to conduct discovery concerning an issue relating to Varian's motion for summary judgement that claim 21 is invalid. After that discovery period, Varian may renew its motion to invalidate claim 21. On July 28, 2000, Applied filed a motion for summary judgment of non-infringement of Novellus' U.S. Patent No. 5,330,628. On October 20, 2000, Novellus filed a non-opposition to that motion, pending appeal of the Court's claim construction. Novellus also cross-moved for the Court to dismiss Applied's allegations that the '628 patent was invalid or unenforceable. On November 20, 2000, the Court entered an order granting both motions.


On May 12, 2000, Novellus and Varian moved for summary judgment that the Inova and MB2 do not infringe Applied's U.S. Patent No. 5,186,718. On August 8, 2000, the Court granted this motion with respect to the Inova. Novellus' motion that the MB2 does not infringe the '718 patent is currently off calendar pending completion of discovery.

On August 18, 2000, Applied filed a motion for partial summary judgment that certain of its products did not infringe Novellus' U.S. Patent No. 5,635,036. On October 24, the Court entered an order denying Applied's motion. The Court, in the same order, also allowed Novellus to withdraw its assertion that certain Applied products infringed certain claims of its U.S. Patent No. 5,314,597.

On or about September 25, 2000, Varian and Applied executed a "License and Settlement Agreement." On September 29, 2000, Varian and Applied filed a Stipulated Dismissal with Prejudice with the Court that reciprocally dismisses all causes of action that Varian and Applied had asserted or could have asserted against one another in the litigation. In addition, Applied has stated, in its agreement with Varian, that it will release Novellus from all claims that arose out of or relate to the litigation that relate to any infringement alleged with respect to the Inova, in the form as it existed as of the effective date of Novellus' purchase of Varian's TFS division. The Stipulated Dismissal, however, expressly excludes Novellus from the scope of any release.

On October 6, 2000, Applied filed a motion for summary judgment of noninfringement of Novellus' U.S. Patent No. 5,314,597. On November 13, 2000, Novellus filed an opposition to that motion, and cross-moved for summary judgment of infringement as to claims 1 and 8 of the '597 patent. These motions were orally argued on January 5, 2001 and are presently under submission.

On November 22, 2000, Applied filed a second motion for summary judgment that its accused products do not infringe Novellus' U.S. Patent No. 5,635,036. This motion was orally argued on January 19, 2001 and is presently under submission.

SEMITOOL LITIGATION

On August 10, 1998, Semitool sued Novellus for patent infringement in the United States District Court for the Northern District of California. Semitool alleges that Novellus' SABRE(TM) copper deposition system infringes two Semitool patents, U.S. Patent No. 5,222,310, issued June 29, 1993, entitled "Single Wafer Processor with a Frame," and U.S. Patent No. 5,377,708, issued January 3, 1995, entitled "Multi-Station Semiconductor Processor with Volatilization." Semitool seeks an injunction against Novellus' manufacture and sale of SABRE(TM) systems, and seeks damages for past infringement. Semitool also seeks trebled damages for alleged willful infringement. Semitool also seeks its attorneys' fees and costs, and interest on any judgement.

On September 24, 1999, the Court ruled on the interpretation of the claims of the Semitool patents. On December 18, 1999, Novellus filed a motion for summary judgement of non-infringement.

On March 17, 2000, the Court granted Novellus' motion for summary judgement of non-infringement. The Court ruled that Novellus' SABRE and SABRE xT systems do not infringe on the two patents asserted by Semitool.

On May 15, 2000, Semitool filed a notice of appeal, appealing the Court's judgement to the United States Court of Appeals for the Federal Circuit. Semitool filed its opening brief on July 24, 2000. Novellus filed its opening brief on October 3, 2000. Semitool filed its reply brief on November 3, 2000. Oral argument took place on April 2, 2001.

Although Novellus believes that the Court's order granting summary judgment of non-infringement was correct, and that Novellus will prevail on appeal, there can be no assurances that Novellus will prevail in its litigation against Semitool. If the Court's order is reversed on appeal, and if Semitool were to prevail against Novellus following the appeal complaint, it could have a material adverse effect on Novellus' business, financial condition or results of operations.

PLASMA PHYSICS LITIGATION

On December 28, 1999, Plasma Physics Corporation and Solar Physics Corporation (collectively, "Plasma Physics") filed a patent infringement lawsuit against many of Novellus' Japanese and Korean customers. The suit was entitled Plasma Physics and Solar Physics v. Fujitsu et al., Civil Action No. 99-8593, and was pending in the United States District Court for the Eastern District of New York. On July 24, 2000, the Court ordered Plasma Physics to re-file separate complaints against the Japanese and Korean defendants, whereupon, Civil Action No. 99-8593 would be dismissed without prejudice. In accordance with the Court's order, Plasma Physics has since re-filed separate complaints against the Japanese and Korean defendants in the United States District Court for the Eastern District of New York. Many of the defendants have notified Novellus that they believe that Novellus has indemnification obligations and liability for the lawsuits.

Plasma Physics has asserted U.S. Patent Nos. 4,226,897; 5,470,784, and 5,543,634 (the "'897, '784, and '634 patents," respectively). Plasma Physics seeks an injunction against the defendants' alleged infringement of the '784 and '634 patents (the '897 patent has expired). Plasma Physics also seeks trebled damages for alleged willful infringement. Plasma Physics further seeks its attorney's fees and costs, and interest on any judgement.

On June 1, 2000, Novellus filed a declaratory relief action against Plasma Physics and Solar Physics requesting a judgement of non-infringement, invalidity, and unenforceability with respect to the '897 and '784 patents. The suit is entitled Novellus v. Plasma Physics and Solar Physics, Civil Action No. 00-3146, and is pending in the United States District Court for the Eastern District of New York. On June 30, 2000, Plasma Physics filed a motion to dismiss Novellus' complaint for a lack of subject matter jurisdiction. Plasma Physics' motion to dismiss Novellus' complaint was denied without prejudice on July 24, 2000. On July 31, 2000, Plasma Physics filed an Answer and Conditional Counterclaim. Plasma Physics denies that the '897 and '784 patents are invalid and unenforceable. Plasma Physics further denies that the '784 patent is not infringed by Novellus. Plasma Physics also asserted a conditional counterclaim against Novellus, alleging that Novellus' PECVD processing systems infringe the '784 patent.

Novellus believes that there are meritorious defenses to Plasma Physics' allegations, including among other things, that the defendants' use of Novellus' equipment does not infringe the Plasma Physics patents and/or that the Plasma Physics patents are invalid and/or unenforceable. But the resolution of intellectual property disputes is often fact intensive and, like most other litigation matters, inherently uncertain. Although Novellus believes that the ultimate outcome of the dispute with Plasma Physics will not have a material adverse effect on Novellus' business, financial condition, or result of operations (taking into account the defenses available to it), there can be no assurances that Plasma Physics will not ultimately prevail in this dispute and that Novellus will not have any indemnity obligations or liability. If Plasma Physics were to prevail in the dispute, it could have a material adverse effect on Novellus' business, financial condition or results of operations.

OTHER MATTERS

In addition, in the normal course of business the Company from time to time receives inquiries with regard to possible other patent infringements. The Company believes it is unlikely that the outcome of the patent infringement inquiries will have a material adverse effect on the Company's financial position or results of operations.

There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others except as claimed by Applied, Semitool, and Plasma Physics, further commercialization of the Company's products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

NOTE 7    COMMITMENTS

The Company leases its facilities under operating leases that expire through 2006. As of December 31, 2000, the minimum annual rental commitments are as follows (in thousands):

     2001                               $  28,638
     2002                               $ 276,847
     2003                               $  25,633
     2004                               $   7,454
     2005                               $   6,969
     Beyond                             $  16,732
                                        ---------
                                          362,273
     Less future sublease
       Income                            (104,114)
                                        ---------
                                        $ 258,159
                                        =========

Rent expense was approximately $20.1 million, $20.4 million, and $15.1 million for the years ended December 31, 2000, 1999, and 1998, respectively, net of sublease income of $8.1 million, $3.0 million and $2.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

The Company has lease agreements on thirteen properties. The agreements are for five years each with the option to extend for three one-year renewal periods at an interest rate that approximates the LIBOR. The lease terms expire at various dates beginning on June 2002 through September 2003. At current interest rates, the annual lease payments total approximately $15.8 million. During the terms of the leases, the Company may elect to purchase the properties for an amount that approximates the lessor's cost of the property and any current rent due and payable. These leases contain certain restrictive financial covenants. As of year end, the Company was in compliance with these covenants.

On April 13, 2001 and April 18, 2001, the Company entered into two additional lease agreements. These agreements refinanced certain properties noted above and added one additional property. The agreements are for five years each with the option to extend for three one-year renewal periods at an interest rate that approximates the LIBOR. The lease terms expire in April 2006. At current interest rates, the annual lease payments on these two agreements incrementally increase the current annual lease payments by $12.4 million once construction is completed. During the terms of the leases, the Company may elect to purchase the properties for an amount that approximates the lessor's cost of the property and any current rent due and payable.

NOTE 8    EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OPTION PLANS

The Company grants options to employees under the 1992 Stock Option Plan ("the Plan"). Under the Plan, options to purchase up to 33.3 million shares of the Company's common stock may be granted at not less than fair market value. Options generally vest ratably over a four-year period on the anniversary date of the grant or as determined by the Board of Directors. Stock options expire ten years after date of grant. At December 31, 2000, approximately 4.2 million shares were reserved for future issuance under the Employee Stock Option Plans and options to purchase 6.6 million shares were exercisable at a weighted average exercise price of $14.92.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no expense has been recognized for options granted to employees under the Plan. Had compensation expense for the Company's plan been determined based on the fair value at the grant date for awards made subsequent to December 15, 1995, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                2000             1999             1998
                                            ---------------------------------------------
Net income as reported                      $   149,380      $    68,707      $    47,115
Pro forma net income                        $   102,065      $    46,150      $    30,514
Basic earnings per share as reported        $      1.10      $      0.56      $      0.43
Diluted earnings per share as reported      $      1.04      $      0.54      $      0.42
Pro forma basic earnings per share          $      0.75      $      0.38      $      0.28
Pro forma diluted earnings per share        $      0.71      $      0.36      $      0.27

In calculating pro forma compensation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants made in 2000, 1999 and 1998:

                                           2000                       1999                    1998
                                        ------------------------------------------------------------
Dividend yield                               None                       None                    None
Expected volatility                          0.83                       0.73                    0.65
Risk free interest rate                      6.2%                       5.6%                    5.1%
Expected lives                          3.3 years                  3.4 years               3.2 years

The weighted average fair value of options granted during the year were $21.50, $12.23 and $6.89 for 2000, 1999 and 1998, respectively.

The pro forma net income and earnings per share listed above include expense related to the Company's Employee Stock Purchase Plans. SFAS 123 is applicable only to options granted subsequent to December 31, 1995, therefore, the pro forma effect is not fully reflected until 1999. The fair value of issuances under the employee stock purchase plans is estimated on the issuance date using the Black-Scholes model with the following weighted average assumptions for issuances made in 2000, 1999 and 1998:

                                    2000                       1999                    1998
                                  -----------------------------------------------------------
Dividend yield                        None                       None                    None
Expected volatility                   1.03                       0.81                    0.74
Risk free interest rate               6.4%                       4.9%                    5.5%
Expected lives                    1/2 year                   1/2 year                1/2 year

The weighted average fair value of purchase rights granted during the year were $21.66, $7.43 and $4.17 for 2000, 1999 and 1998, respectively.

Information with respect to stock option activity is as follows:
(in thousands, except per share data)

                                                                                    Weighted Average
                                    Authorized    Outstanding    Price per Share     Exercise Price
                                    ----------------------------------------------------------------
Balance at December 31, 1997           2,285        14,670       $ 2.33 - $19.63        $  10.10
       Additional authorization        3,508            --             --
       Options granted                (4,231)        4,231       $ 7.90 - $16.42        $  14.47
       Options exercised                  --        (1,887)      $ 7.63 - $19.67        $   6.98
       Options canceled                1,331        (1,331)      $ 5.33 - $19.63        $  11.66
                                    ------------------------------------------------------------
Balance at December 31, 1998           2,893        15,683       $ 2.88 - $19.63        $  11.56
       Additional authorization        4,200            --             --
       Options granted                (6,636)        6,636       $15.77 - $29.69        $  23.21
       Options exercised                  --        (3,699)      $ 2.88 - $19.63        $   9.62
       Options canceled                1,398        (1,398)      $ 6.06 - $29.69        $  15.89
                                    ------------------------------------------------------------
Balance at December 31, 1999           1,855        17,222       $ 3.96 - $29.69        $  16.11
       Additional authorization        6,195            --             --
       Options granted                (5,022)        5,022       $30.06 - $58.94        $  37.44
       Options exercised                  --        (3,155)      $ 3.96 - $25.56        $  10.32
       Options canceled                1,095        (1,095)      $ 3.96 - $58.94        $  26.23
                                    ------------------------------------------------------------
Balance at December 31, 2000           4,123        17,994       $ 3.96 - $58.94        $  22.47
                                    ============================================================

The following table summarizes information about stock options outstanding at December 31, 2000 (share information in thousands):

                             Options Outstanding                                                    Options Exercisable
--------------------------------------------------------------------------------------       ----------------------------------
                                                Weighted
                         Options                 Average                                        Options
                      Outstanding at            Remaining                  Weighted          Exercisable at        Weighted
   Range of            December 31,          Contractual Life              Average             December 31,         Average
Exercise Prices           2000                   (years)                Exercise Price            2000           Exercise Price
--------------------------------------------------------------------------------------       ----------------------------------
$ 3.96 - $11.08           4,085                   6.36                     $  9.62                3,085             $  9.56
$11.13 - $24.13           5,007                   7.42                     $ 16.39                2,426             $ 15.71
$24.52 - $30.17           4,042                   8.96                     $ 25.70                  987             $ 25.61
$30.29 - $86.42           4,860                   9.69                     $ 36.84                  146             $ 42.96
--------------------------------------------------------------------------------------       ----------------------------------
$ 3.96 - $86.42          17,994                   8.14                     $ 22.47                6,644             $ 14.92
======================================================================================       ==================================

EMPLOYEE STOCK PURCHASE PLANS

In December 1988 and May 1992, the Company adopted qualified Employee Stock Purchase Plans under Sections 421 and 423 of the Internal Revenue Code and reserved 1,200,000 and 900,000 shares of common stock for issuance under the plans, respectively. In April 1998, the Board of Directors approved an amendment to the Purchase Plan, which was subsequently ratified by shareholders increasing the number of shares available for issuance thereunder from 2,100,000 shares to 2,850,000 shares. In April 1999, the Board of Directors approved an amendment to the Purchase Plan, which was subsequently ratified by shareholders increasing the number of shares available for issuance thereunder from 2,850,000 shares to 3,900,000 shares. Under the two plans, qualified employees are entitled to purchase shares at 85% of the fair market value on specified dates. There were approximately 237,000, 433,000, and, 504,000 shares issued under the two plans in 2000, 1999, and 1998, respectively. At December 31, 2000, approximately 936,000 shares were reserved for future issuance under the Employee Stock Purchase Plan.

Prior to the merger with GaSonics International Corporation (GaSonics), a publicly held company, GaSonics adopted the 1994 Employee Stock Purchase Plan. Participants in this plan were able to purchase shares at 85% of the lower of the fair value of the common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. At December 31, 2000, a total of 379,000 shares were reserved for future issuance under this plan. There were approximately 49,000, 89,000 and 98,000 shares issued under this plan in 2000, 1999 and 1998, respectively. Upon the merger with GaSonics in January 2001, this plan was liquidated.

COMMON STOCK REPURCHASE PROGRAM

In October 1992, January 1996, and December 1998 the Company announced it would repurchase 4,200,000, 6,000,000, and 260,000 shares, respectively, of common stock for issuance in future Company employee benefit and compensation plans and other requirements. During 1998, the Company repurchased 27,000 shares under the program, and had purchased a total of 4,731,000 shares as of December 31, 1998. During 1999, the Company repurchased 122,000 shares under the program, and had purchased a total of 4,853,000 shares as of December 31, 1999. During 2000, the Company repurchased 20,000 shares under the program, and had purchased a total of 4,873,000 shares as of December 31, 2000. In October 2000, Novellus and GaSonics announced that each of its Board of Directors had rescinded its authorization for the purchase of common stock under the common stock purchase program.

EMPLOYEE SAVINGS AND RETIREMENT PLAN

The Company maintains a 401(k) retirement savings plan for its full-time employees. Participants in the plan may contribute up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code. In January 2000, the Company announced that it would contribute a percentage of each participating employee's salary deferral contributions up to a maximum of $2,000 or 50% of the first 6% of an employee's annual compensation. Company matching contributions are invested in Novellus' common stock and become fully vested at the end of the employee's third year of service beginning on January 1, 2000. The Company recorded $3.3 million in matching contributions under this plan for the year ended December 31, 2000.

Prior to the merger with GaSonics, GaSonics maintained a 401(k) benefit plan covering all employees meeting certain requirements. The plan included a deferred compensation arrangement permitting elective contributions to be made by the participants. Contributions made by GaSonics were at the discretion of the GaSonics board of directors and were approximately $464,000, $437,000 and $506,000 in 2000, 1999 and 1998, respectively. Upon consummation of the merger with GaSonics in January 2001, this plan was liquidated.

NOTE 9    INCOME TAXES

Significant components of the provision for income taxes attributable to income before income taxes and cumulative effect of a change in accounting principle are as follows (in thousands):

                                                                         2000            1999           1998
                                                                      -----------------------------------------
State
        Current                                                       $   9,552       $   1,365       $   1,924
        Deferred                                                         (3,697)           (201)            430
                                                                      -----------------------------------------
                                                                          5,855           1,164           2,354
Federal
        Current                                                          92,781           4,559           1,942
        Deferred                                                        (37,681)         (4,193)         13,026
                                                                      -----------------------------------------
                                                                         55,100             366          14,968
Foreign
        Current                                                           9,794           9,426           2,355
Income tax benefits attributable to employee stock plan activity
    allocated to shareholders' equity                                    40,247          20,544           4,728
                                                                      -----------------------------------------
Total provision for income taxes                                      $ 110,996       $  31,500       $  24,405
                                                                      =========================================

Pre-tax income from foreign operations was approximately $31.0 million, $20.0 million, and $4.0 million in 2000, 1999 and 1998, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31 (in thousands):

                                                  2000            1999
                                               -------------------------
Deferred tax assets:
        Financial valuation accounts           $  12,570       $   9,939
        Expenses not currently deductible         25,916          13,882
        Other                                     14,077          24,473
        Deferred profit                           95,009              --
        Capitalized in-process R&D                30,144          32,014
                                               -------------------------
Subtotal                                         177,716          80,308
        Valuation allowance                      (10,728)        (13,823)
                                               -------------------------
Total deferred tax assets                        166,988          66,485
                                               -------------------------

Deferred tax liabilities:
        Fixed assets                             (29,059)        (18,282)
                                               -------------------------
Total net deferred tax assets                  $ 137,929       $  48,203
                                               =========================

The provision for income taxes differs from the provision calculated by applying the federal statutory tax rate to income before income taxes, and cumulative effect of a change in accounting principle, because of the following (in thousands):

                                            2000            1999            1998
                                         -----------------------------------------
Expected provision at 35%                $ 122,557       $  35,076       $  25,032
State taxes, net of federal benefit          8,307           1,750           1,460
Research and development credits            (6,490)         (2,372)         (1,786)
Foreign sales corporation benefit          (13,663)         (1,338)           (430)
Valuation allowance decrease                (3,100)         (3,100)         (3,100)
Other                                        3,385           1,484           3,229
                                         -----------------------------------------
                                         $ 110,996       $  31,500       $  24,405
                                         =========================================

NOTE 10   GEOGRAPHIC INFORMATION REPORTING AND MAJOR CUSTOMERS

The Company operates in one segment as it manufactures, markets and services advanced automated wafer fabrication systems for the deposition of thin films within the semiconductor equipment market. The Company is a supplier of high productivity deposition systems used in the fabrication of integrated circuits. All products and services are marketed within the geographic regions in which the Company operates. The Company's current product offerings qualify for aggregation under SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," as its products are manufactured and distributed in the same manner, have similar long-term gross margins and are sold to the same customer base.

The following is a summary of operations in geographic areas (in thousands):

                                              NORTH
                                             AMERICA          EUROPE         PACIFIC RIM     ELIMINATIONS    CONSOLIDATED
                                            -----------------------------------------------------------------------------
2000
Sales to unaffiliated customers             $1,047,387      $    9,726       $  262,373              --       $1,319,486
Transfers between geographic locations         158,258          13,387           33,994     $(  205,639)              --
                                            ----------------------------------------------------------------------------
Total net sales                              1,205,645          23,113          296,367     $(  205,639)       1,319,486
Operating income                            $  261,560      $    1,827       $   30,173      $      274       $  293,834
                                            ============================================================================
Long-lived assets                              137,972             327           10,083              --          148,382
All other identifiable assets                1,894,053           6,200          158,314          (1,475)       2,057,092
                                            ----------------------------------------------------------------------------
Total assets                                $2,032,025      $    6,527       $  168,397      $   (1,475)      $2,205,474
                                            ============================================================================

1999
Sales to unaffiliated customers             $  563,488      $    3,587       $   89,946              --       $  657,021
Transfers between geographic locations          33,682          10,601           19,409         (63,692)              --
                                            ----------------------------------------------------------------------------
Total net sales                                597,170          14,188          109,355         (63,692)         657,021
Operating income                            $   65,218      $      639       $   19,414      $     (291)      $   84,980
                                            ============================================================================
Long-lived assets                              122,206             223            9,543              --          131,972
All other identifiable assets                  800,476           3,577           66,049          (1,722)         868,380
                                            ----------------------------------------------------------------------------
Total assets                                $  922,682      $    3,800       $   75,592      $   (1,722)      $1,000,352
                                            ============================================================================

1998
Sales to unaffiliated customers             $  560,174      $    5,246       $   53,788              --       $  619,208
Transfers between geographic locations          14,604          10,407           16,016         (41,027)              --
                                            ----------------------------------------------------------------------------
Total net sales                                574,778          15,653           69,804         (41,027)         619,208
Operating income (loss)                     $   62,421      $     (515)      $    7,447      $       (2)      $   69,351
                                            ============================================================================
Long-lived assets                              119,891             316           10,966              --          131,173
All other identifiable assets                  459,048           3,896           56,469          (1,431)         517,982
                                            ----------------------------------------------------------------------------
Total assets                                $  578,939      $    4,212       $   67,435      $   (1,431)      $  649,155
                                            ============================================================================

Revenue for each geographic area is recognized in accordance with SAB 101 from the locations within a designated geographic region. Transfers and commission arrangements between geographic areas are at prices sufficient to recover a reasonable profit.

In 2000, two customers accounted for 14% and 10% of net sales, respectively. In 1999, three customers accounted for 17%, 13%, and 11% of net sales, respectively. In 1998, one customer accounted for 10% of net sales.

NOTE 11   ACQUISITION OF GAMMA PRECISION TECHNOLOGY

On September 13, 2000, GaSonics completed their acquisition of Gamma Precision Technology ("GPT"), a global supplier of products and services used in the fabrication of advanced integrated circuits ("semiconductors" or "Ics"). SIG (formerly GaSonics -- which was a publicly held company) issued 340,900 (share count adjusted for the merger exchange ratio of 0.52 Novellus share for GaSonics share) shares of common stock and paid approximately $21.5 million in cash in exchange for all outstanding GPT common stock, preferred stock, warrants and vested options. In addition, we assumed all unvested options. The total cost of the acquisition, including transaction costs, was approximately $34.9 million.

The acquisition was accounted for as a purchase business combination, and the results of GPT from the date of acquisition forward have been recorded in our consolidated financial statements. In connection with the acquisition, net tangible assets of $10.4 million were acquired, of which $6.0 million is reflected as a one time charge to operations for the write-off of in-process research and development that had not reached technological feasibility and, in management's opinion, had no probable alternative future use. The one time charge is reflected in our consolidated statement of operations a in-process research and development within operating expenses. The remaining intangible assets of $24.5 million are included in deposits and other assets in the accompanying balance sheet and are being amortized over the useful life of seven years.

The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technological feasibility had not been established. The was determined by estimating the cost to develop the acquired in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present values. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the acquired in-process technology. If these projects are not successfully developed, future revenue and profitability of GPT products may be adversely affected. There can be no assurance that the value of the other purchased intangible assets may not become impaired prior to its amortization.

The purchase price was allocated to the fair market value of net assets as acquired as follows (in thousands):

Cash                                                               $    928
Accounts receivable                                                   4,175
Inventory                                                             1,770
Property and equipment                                                  271
Other assets                                                             30
Intangibles, including in-process research and development           30,491
Accounts payable and accrued liabilities                             (2,794)
                                                                   --------
            Net assets acquired                                    $ 34,871

The following unaudited pro forma condensed consolidated statements of operations has been prepared as if the acquisition was consummated as of December 31, 1999 and does not include the $6.0 million in-process research and development charge.

(in thousands, except per share data)                  TWELVE MONTHS ENDED       TWELVE MONTHS ENDED
                                                        December 31, 2000         December 31, 1999
Revenue                                                     $1,329,581               $  657,590
Net income (loss)                                              153,288                   63,836
Net income per share-basic                                  $     1.13               $     0.52
Net income per share-diluted                                $     1.07               $     0.50
Weighted average common shares-basic                           135,728                  122,261
Weighted average common and common equivalent                  143,654                  127,826

NOTE 12   CHARGES TAKEN DURING THE FISCAL YEAR

    The twelve month periods ended December 31, 1999 and 1998 included pre-tax charges of approximately $0.5 million and $1.7 million, respectively, related to costs of reductions in force and costs of facility consolidations of GaSonics. Also included in the twelve-month period ended December 31, 1998 are pre tax charges of approximately $4.0 million, related primarily to an excess inventory write-down and accelerated write-downs of certain demonstration equipment for GaSonics' operations. As of December 31, 2000, all expenses related to these accruals had been paid.

The twelve month period ended December 31, 2000 included a pre-tax charge to operations in connection with the acquisition of Gamma Precision Technology ("GPT") of $6.0 million for the write-off of in-process research and development that had not reached technological feasibility and, in management's opinion, had no alternative future use. The one time charge is reflected in our consolidated statement of operations as in-process research and development within operating expenses.

NOTE 13   QUARTERLY FINANCIAL DATA (UNAUDITED)

On December 3, 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." The SEC addressed several issues in SAB No. 101, including the timing for recognizing revenue derived from selling arrangements that involve contractual customer acceptance provisions and installation of the product if these events occur after shipment and transfer of title. The Company's previous revenue recognition policy was to recognize revenue at the time the customer takes title to the product, generally at the time of shipment, because the Company has always met its installation obligations and obtained customer acceptance. On October 9, 2000, the SEC issued Staff Accounting Bulletin No. 101: Revenue Recognition in Financial Statements -- Frequently Asked Questions and Answers ("SAB 101 FAQ"). The SAB 101 FAQ was issued to clarify many of the implementation questions surrounding SAB No. 101. The Company recorded a non-cash charge of $89.8 million (after reduction for income taxes of $48.6 million), or $0.62 per diluted share, to reflect the cumulative effect of the accounting change as of the beginning of the fiscal year. The Company's revenue recognition policies are disclosed in Note 1.

The Company has included the following information below to demonstrate the effect on Q1 through Q3, 2000 as if the provisions of SAB 101 had been applied as of the beginning of fiscal year 2000.

The following table of restated quarterly results of operations combine the operating results of GaSonics for the eight quarters ended September 30, 2000 with the operating results of Novellus for the eight quarters ended December 31, 2000. GaSonics net income for the three months ended December 31, 2001 was not combined with Novellus' net income for this quarter, but rather will be included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 2001.

The table for quarterly results of operations is as follows:

                                                                                Year Ended December 31, 2000
                                                                      --------------------------------------------------
                                                                         First       Second        Third         Fourth
                                                                        Quarter      Quarter      Quarter       Quarter
                                                                      --------------------------------------------------
NET REVENUES
        As previously reported                                        $ 299,674     $ 359,692    $ 402,960     $ 442,540
        Effect of change in accounting principle                        (79,716)        4,271     (110,071)          136
                                                                      --------------------------------------------------
        As restated in first three quarters and reported in fourth
        quarter                                                         219,958       363,963      292,889       442,676
                                                                      --------------------------------------------------
GROSS PROFIT
        As previously reported                                          168,003       201,722      226,324       253,991
        Effect of change in accounting principle                        (50,838)          259      (67,743)         (825)
                                                                      --------------------------------------------------
        As restated in first three quarters and reported in fourth
        quarter                                                         117,165       201,981      158,581       253,166
                                                                      --------------------------------------------------

NET INCOME
        As previously reported                                           58,314        78,078       89,164        94,970
        Effect of change in accounting principle                        (34,497)          133      (45,880)       (1,114)
        Cumulative effect of change in accounting principle             (89,788)           --           --            --
                                                                      --------------------------------------------------
        As restated in first three quarters and reported in fourth
        quarter                                                       $ (65,971)    $  78,211    $  43,284     $  93,856
                                                                      ==================================================
NET INCOME PER BASIC SHARE:
Earnings per share before cumulative effect of change in
Accounting principle
        As previously reported                                        $    0.45     $    0.58    $    0.64     $    0.68
        Effect of change in accounting principle                      $   (0.27)    $      --    $   (0.33)    $   (0.01)
                                                                      --------------------------------------------------
        As restated in first three quarters and reported in fourth
        Quarter                                                       $    0.19     $    0.58    $    0.31     $    0.67
Cumulative effect of change in accounting principle                   $   (0.70)           --           --            --
                                                                      --------------------------------------------------
Earnings after cumulative effect of change in accounting principle    $   (0.51)    $    0.58    $    0.31     $    0.67
                                                                      --------------------------------------------------
NET INCOME PER DILUTED SHARE:
Earnings per share before cumulative effect of change in
Accounting principle
        As previously reported                                        $    0.43     $    0.54    $    0.61     $    0.65
        Effect of change in accounting principle                      $   (0.25)    $      --    $   (0.31)    $   (0.01)
                                                                      --------------------------------------------------
        As restated in first three quarters and reported in fourth
        Quarter                                                       $    0.17     $    0.54    $    0.30     $    0.64
Cumulative effect of change in accounting principle                   $   (0.65)    $      --           --            --
                                                                      --------------------------------------------------
Earnings after cumulative effect of change in accounting principle    $   (0.48)    $    0.54    $    0.30     $    0.64
                                                                      --------------------------------------------------
Shares used in per share calculation:
        Basic                                                           128,245       135,759      138,939       140,032
        Diluted                                                         137,076       144,249      147,121       146,023


Amounts as reported for period ending December 31, 1999 are as follows:

                                                      Year Ended December 31, 1999
                                            ---------------------------------------------------
                                              First        Second         Third         Fourth
                                             Quarter       Quarter       Quarter       Quarter
                                            ---------------------------------------------------
Net revenues                                $125,254      $144,093      $172,818      $214,856
Gross profit                                  64,696        75,911        92,914       118,318
Net income                                     5,582         9,060        20,868        33,197
Net income per share:
        Basic(1)                            $   0.05      $   0.07      $   0.17      $   0.26
        Diluted(1)                          $   0.05      $   0.07      $   0.16      $   0.25

Shares used in per share calculations:
        Basic(1)                             115,297       123,784       124,292       125,672
        Diluted(1)                           121,282       128,540       129,761       132,186

(1) The earnings per share amounts and shares used have been adjusted to reflect the Company's three-for-one stock split, effective January 15, 2000.

NOTE 14   RELATED PARTY TRANSACTIONS

There were no significant related party transactions in the year ended December 31, 2000. At December 31, 1999 and 1998, the Company had outstanding notes receivable from one of its officers, totaling $1.5 million with interest at 6.0% per year, compounded semi-annually. These notes were repaid in March 2000.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Novellus Systems, Inc.

We have audited the consolidated balance sheets of Novellus Systems, Inc. (formed as a result of the consolidation of Novellus Systems, Inc. and GaSonics International) as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the index at Item 7. The consolidated financial statements give retroactive effect to the merger of Novellus Systems, Inc. and GaSonics International on January 10, 2001, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. These financial statements are the responsibility of the management of Novellus Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of GaSonics International which statements reflect total assets constituting 9% for 2000 and 9% for 1999 of the related consolidated financial statement totals, and which reflect net sales of 11%, 10% and 16% respectively of the financial statement totals for each of the three years in the period ended December 31, 2000. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for GaSonics International, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novellus Systems, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, after giving retroactive effect to the merger of GaSonics International, as described in the notes to the consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Ernst & Young LLP

San Jose, California
May 31, 2001

                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                            BALANCE AT                                       BALANCE AT
                                            BEGINNING       CHARGED TO                          END
DESCRIPTION                                 OF PERIOD        EXPENSE        DEDUCTIONS       OF PERIOD
                                            -----------------------------------------------------------
Year Ended December 31, 1998
     Allowance for Doubtful Accounts          $4,267          $  572          $  864          $3,975

Year Ended December 31, 1999
     Allowance for Doubtful Accounts          $3,975          $  766          $  366          $4,375

Year Ended December 31, 2000
     Allowance for Doubtful Accounts          $4,375          $1,335          $  318          $5,392

EXHIBITS

(a)    The following documents are filed as part of this report:

       (1)         Financial Statements and Reports of Ernst & Young LLP, Independent Auditors
                   and Arthur Andersen LLP, Independent Auditors

                   Consolidated Statements of Operations - Years Ended December 31, 2000, 1999
                   and 1998                                                                                           14

                   Consolidated Balance Sheets at December 31, 2000 and 1999                                          15

                   Consolidated Statements of Cash Flows - Years Ended December 31, 2000, 1999
                   and 1998                                                                                           16

                   Consolidated Statement of Shareholders' Equity - Years Ended December 31, 2000,
                   1999 and 1998                                                                                      17

                   Notes to Financial Statements                                                                      18

                   Report of Ernst & Young LLP, Independent Auditors                                                  38

       (2)         Financial Statement Schedules.

                   The following financial statement schedule is filed as part of this Report on Form 8-K and should be read in conjunction with the financial statements:

                   Schedule II - Valuation and Qualifying Accounts                                                    39

                   All other schedules are omitted because they are not required or the required information is included in the financial statements or notes thereto.

       (3)         Exhibits (numbered in accordance with Item 601 of Regulation S-K)


       23.1        Consent of Ernst & Young LLP, Independent Auditors.

       23.2        Consent of Arthur Andersen LLP, Independent Public Accountants.

       99.1        Report of Arthur Andersen LLP, Independent Public Accountants.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on this 1st day of June 2001.

                                   NOVELLUS SYSTEMS, INC.


                                        /s/ Robert H. Smith
                                        ----------------------------------------
                                        Robert H. Smith
                                        Executive Vice President
                                        Finance and Administration
                                         (Principal Financial Officer)


                                        /s/ Kevin S. Royal
                                        ----------------------------------------
                                        Kevin S. Royal
                                        Vice President and Corporate Controller
                                         (Principal Accounting Officer)

                                 EXHIBIT INDEX

      23.1        Consent of Ernst & Young LLP, Independent Auditors.

      23.2        Consent of Arthur Andersen LLP, Independent Public Accountants.

      99.1        Report of Arthur Andersen LLP, Independent Public Accountants.